UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                      SEC FILE NUMBER: 000-50092

                                                      CUSIP NUMBER:  49906X 10 9

(Check One):
[_] Form 10-K [_] Form 20-F [_] Form 11-K [X] Form 10-Q [_] Form 10-D
[_] Form N-SAR [_] Form N-CSR

              For Period Ended:  December 31, 2006

              [_] Transition Report on Form 10-K
              [_] Transition Report on Form 20-F
              [_] Transition Report on Form 11-K
              [_] Transition Report on Form 10-Q
              [_] Transition Report on Form N-SAR

              For the Transition Period Ended:_______________________

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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
================================================================================

Full Name of Registrant:  360 Global Wine Company
                          -----------------------------------

Former Name if Applicable:
                          -----------------------------------

Address of Principal Executive Office

                               25200 Arnold Drive
                      -------------------------------------
                                Street and Number

                            Sonoma, California 95476
                      -------------------------------------
                            City, State and Zip Code

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PART II - RULES 12B-25(b) AND (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)

[X]        (a)     The reason described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;

           (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by RULE 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
================================================================================

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

The Annual Report on Form 10-KSB for the period ended December 31, 2006, could not be filed because management requires additional time to conclude its preparation of Item 6 disclosure of Management's Discussion and Analysis or Plan of Operation. Notwithstanding the disclosure set forth in Part II, Item (b), above, management cannot provide any assurance that the registrant will file its Annual Report on Form 10-KSB on or before the fifteenth calendar day following the prescribed due date.


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PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

         A.   John A. Bryan, Jr.        310             777-8889
     ------------------------------  -----------   -------------------
                (Name)               (Area Code)    (Telephone Number)


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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 12 months (or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [_] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             360 Global Wine Company
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: April 2, 2007
                                By: /s/ A. JOHN A. BRYAN, JR.
                                -----------------------------
                                A. John A. Bryan, Jr.
                                Chief Executive Officer

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